MINE SAFETY DISCLOSURES

Our activities at the Permitted Mine Area of the Columbus Project are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) and the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Our wholly owned subsidiary, Columbus S.M., LLC (“Columbus SM”) is the “operator” for our activities at the Permitted Mine Area.

The following disclosure is provided pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K.

Citations, Notices, Orders, Fatalities and Assessments Under the Mine Act

	Quarter Ended June 30, 2013
Mine / MSHA ID Number	Total # of “Significant and Substantial” Violations Under s.104	Total # of Orders Issued Under s.104(b)	Total # of Citations and Orders Under s.104(d)	Total # of Flagrant Violations Under s.110(b)(2)	Total # of Imminent Danger Orders Under s.107(a)	Total $ Value of Proposed MSHA Assessments Under Mine Act	Total Number of Mining Related Fatalities	Received Notice of Patterns of Violations Under s.104(e) (Yes/No)	Received Notice of Potential Patterns of Violations Under s.104(e) (Yes/No)
Columbus Project (Mine ID: 601674)	1	0	0	0	0	$700[1]	0	No	No

1.

We received a total of 7 citations from MSHA for the quarter ended June 30, 2013. Only one citation indicated that it was for a violation that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Federal Mine Safety and Health Act of 1977. Total value of proposed assessments reflects total proposed assessments for all 7 citations.

Pending Legal Actions Before the Federal Mine Safety and Health Review Commission (the “FMSHRC”)

Quarter Ended June 30, 2013
	Total # of Legal	Total # of Legal	Total # of Legal
	Actions Pending as of	Actions Instituted	Actions Resolved
Mine / MSHA ID Number	Last Day of Period	During Period	During Period

Columbus Project
(Mine ID: 601674)	0	0	0